As filed with the Securities and Exchange Commission on April 10, 2006, Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

NMS COMMUNICATIONS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	04-2814586
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

100 Crossing Boulevard

Framingham, Massachusetts 01702-5406

(508) 271-1000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

OPENERA 2005 EQUITY INCENTIVE PLAN

(Full title of plan)

Dianne L. Callan, Esq.

Vice President and General Counsel

NMS Communications Corporation

100 Crossing Boulevard

Framingham, Massachusetts  01702-5406

 (Name and address of agent for service)

copy to:

Robert V. Jahrling, III, Esq.

Choate, Hall & Stewart LLP

Two International Place

Boston, Massachusetts 02110

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, $.01 par value per share	697,339 shares	$3.72	$2,594,101	$277.57

(1) Plus an indeterminate number of additional shares which may be offered and issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2) Estimated solely for the purpose of calculating the registration fee, in accordance with Rule 457(h)(1), on the basis of the average of the high and low prices of the Common Stock as reported on the Nasdaq Global Market on April 6, 2006.

EXPLANATORY NOTE

This Registration Statement has been prepared in accordance with the requirements of Form S-8, as amended. The purpose of this Registration Statement is to register 697,339 shares of common stock, $.01 par value per share (“Common Stock”), of NMS Communications Corporation (the “Company”) issuable under the Openera 2005 Equity Incentive Plan and the India Supplement thereto, as amended (the “Openera Plan”). The Openera Plan, and the options outstanding thereunder, were assumed by the Company pursuant to an Agreement and Plan of Merger dated as of February 13, 2006 (the “Merger Agreement”) by and among the Company, Orca Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of the Company (“Sub”), Openera Technologies, Inc., a Delaware corporation (“Openera”) and certain stockholders of Openera. Pursuant to the Merger Agreement, Sub was merged with and into Openera with Openera continuing as the surviving corporation and a wholly-owned subsidiary of the Company (the “Merger”).

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PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.             Incorporation of Documents by Reference

The following documents are hereby incorporated by reference in this Registration Statement:

(a)                                  The Company’s Annual Report on Form 10-K for the year ended December 31, 2005 filed with the Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and

(b)                                 The description of the Company’s Common Stock contained in the Company’s registration statement on Form S-1 (SEC File No. 33-72596) filed with the Commission on December 6, 1993.

(c)                                  The description of the Series A Junior Preferred Stock Purchase Rights attached to each share of the Company’s common stock contained in the Restated Rights Agreement, dated as of December 23, 1998 between the Company and State Street Bank and Trust Company, as Rights Agent, attached as Exhibit 1 to the Company’s Registration Statement on Form 8-A (SEC File No. 0-23282) filed with the Commission on January 25, 1994.

In addition, all documents filed by the Company after the initial filing date of this registration statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, and prior to the filing of a post-effective amendment which indicates that all shares registered hereunder have been sold or which deregisters all shares then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Item 4.             Description of Securities

Not applicable.

Item 5.             Interests of Named Experts and Counsel

Not applicable.

Item 6.             Indemnification of Officers and Directors

As permitted by the Delaware General Corporation law, as amended (the “DGCL”), the Company’s Fourth Restated Certificate of Incorporation, as amended, provides that the Company’s directors shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the DGCL as it now exists or as it may be amended. As of the date of this registration statement, the DGCL permits limitations on liability for a director’s breach of fiduciary duty other than liability (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. In addition, the Company’s bylaws provide that the Company shall indemnify all directors, officers, employees and agents of the Company for acts performed on behalf of the Company in such capacity to the fullest extent permitted by law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

In addition, the Company has purchased directors and officers liability insurance.

Item 7.             Exemption from Registration Claimed.

Not applicable.

Item 8.             Exhibits

4.1                                 Restated Rights Plan dated as of December 23, 1998 between the Company and State Street Bank and Trust Company, as Rights Agent.

5.1                                 Opinion of Choate, Hall & Stewart LLP as to the legality of the shares being registered.

10.1                           Openera Technologies, Inc. 2005 Equity Incentive Plan and India Supplement thereto.

23.1                           Consent of PricewaterhouseCoopers LLP

23.2                           Consent of Choate, Hall & Stewart LLP (included in Exhibit 5.1).

24.1                           Power of Attorney (included in signature page).

Item 9.             Undertakings

(a)                                  The Company hereby undertakes:

(1)                                  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)                                  that, for the purpose of determining any liability under the Securities Act of 1933, as amended (the “Securities Act”), each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)                                  to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                                 The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)                                 Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing a Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Framingham, Commonwealth of Massachusetts on April 10, 2006.

NMS Communications Corporation
(Issuer and Employer)

By:	/s/ Robert P. Schechter
Robert P. Schechter
President, Chief Executive Officer and Chairman of the Board of Directors

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Robert P. Schechter, Herbert Shumway, Dianne L. Callan and Paul J. Deeley, Jr., jointly and severally, his or her true and lawful attorneys-in-fact and agents with full powers of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below on the dates indicated by the following persons in the capacities indicated.

Name	Title	Date

/s/ Robert P. Schechter	Chief Executive Officer, President and Chairman
Robert P. Schechter	of the Board of Directors (Principal Executive Officer)	April 10, 2006

/s/ Herbert Shumway	Senior Vice President of Finance and Operations
Herbert Shumway	and Chief Financial Officer (Principal Financial Officer)	April 10, 2006

/s/ Paul J. Deeley, Jr.	Vice President and Controller
Paul J. Deeley, Jr.	(Principal Accounting Officer)	April 10, 2006

/s/ Ronald White	Director
Ronald White		April 10, 2006

/s/ W. Frank King	Director
W. Frank King		April 10, 2006

/s/ Pamela D.A. Reeve	Director
Pamela D.A. Reeve		April 10, 2006

/s/ Ofer Gneezy	Director
Ofer Gneezy		April 10, 2006

/s/ William Foster	Director
William Foster		April 10, 2006

INDEX TO EXHIBITS

Exhibit Number

4.1*

Restated Rights Agreement, dated as of December 23, 1998 between the Company and State Street Bank and Trust Company, as Rights Agent (incorporated by reference to Exhibit 1 of the Company’s Registration Statement on Form 8-A (SEC File No. 0-23282) filed with the Commission on January 25, 1994).

5.1	Opinion of Choate, Hall & Stewart LLP as to the legality of the shares being registered.

10.1*	Openera 2005 Equity Incentive Plan and India Supplement thereto (incorporated by reference to Exhibit 10.15 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2005).

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Choate, Hall & Stewart LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included in signature page).

* Previously Filed.